EXHIBIT 4.8

September 26, 2007

George Tsafalas
c/o Suite 1220 - 666 Burrard Street
Vancouver, BC V6C 2X8

Dear Mr. Tsafalas:

Re:       Management Services Agreement

This letter will serve to confirm our agreement wherein, for good and valuable consideration, the receipt and sufficiency which is hereby acknowledged, we have agreed to amend that Management Services Agreement between Park Place Energy Inc. ("Park Place Inc.") and George Tsafalas ("Tsafalas") dated January 1, 2007 (the "Management Services Agreement") and that Change of Control Agreement between Park Place Inc. and Tsafalas dated January 1, 2007 (the "Change of Control Agreement") as follows:

The Management Services Agreement is hereby amended by inserting the following as section 3.3:

"In addition to any other compensation provided for under this Agreement, you shall be entitled to bonuses, payable in shares of the Company where the Company, meets certain milestones with respect to its daily oil and gas production. In particular, in circumstances where the average daily production of working interest Barrels Oil Equivalent Per Day ("BOEPD") reaches the milestones set forth below, you shall be entitled to receive the following number of shares in the Company:

BOEPD	Number of Shares
100	50,000
200	50,000
500	75,000
1000	100,000

The Change of Control Agreement is hereby amended in section 2.1(a)(ii) by deleting the reference to "CDN $216,000" and replacing it with a reference to "CDN $288,000".

We further confirm that it is agreed between us that all the rights and obligations of Park Place Inc. in and to the Management Services Agreement and the Change of Control Agreement are hereby assigned to Park Place Energy Corp.

Accepting the above accurately details your understanding of our Agreement in this regard, please execute this letter where indicated and return at your earliest convenience.

PARK PLACE ENERGY INC.

Per:     /s/ David Stadnyk
           Authorized Signatory

Acknowledged and agreed to this 27 day of September, 2007

/s/ George Tsafalas
GEORGE TSAFALAS

Assignment acknowledged and agreed to this 27 day of September, 2007

PARK PLACE ENERGY CORP.

Per:     /s/ David Stadnyk
           Authorized Signatory